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                                                                      EXHIBIT 99

                            STERLING SOFTWARE, INC.

                     1992 NON-STATUTORY STOCK OPTION PLAN

                    (AS AMENDED THROUGH NOVEMBER 30, 1994)


     1. Purpose. The purpose of the 1992 Non-Statutory Stock Option Plan of Sterling Software, Inc. (the "Plan") is to provide employees and key advisors with a proprietary interest in Sterling Software, Inc., a Delaware corporation, and its subsidiaries (the "Company") through the granting of options ("Option" or "Options") to purchase shares of the Company's authorized Common Stock, par value $0.10 per share ("Common Stock"), in order to:

          a. Increase the interest in the Company's welfare of those employees and key advisors who share primary responsibility for the management, growth and protection of the business of the Company;

          b. Recognize the contributions made by certain employees and key advisors to the Company's growth during its development stage;

          c. Furnish an incentive to such employees and key advisors to continue their services for the Company; and

          d. Provide a means through which the Company may attract able persons to engage as employees and key advisors.

     2. Administration. The Plan shall be administered by a Stock Option Committee (the "Committee") of not less than two directors of the Company appointed by the Board of Directors (the "Board"); provided that any and all of the powers granted to the Committee hereunder may be exercised by the full Board or by the Executive Committee of the Board. No member of the Committee shall take any action with respect to Options granted to such member.

     The Committee shall have full and final authority in its discretion, but subject to the provisions of the Plan, to determine from time to time the individuals to whom Options shall be granted and the number of shares to be covered by each Option; to determine the time or times at which Options shall be granted; to interpret the Plan and the instruments by which Options will be evidenced; to make, amend and rescind rules and regulations relating to the
Plan; to determine the terms and provisions of the instruments by which Options shall be evidenced; with the consent of the Participant (as defined in Section
3), to modify or amend any Option agreement or waive any conditions or restrictions applicable to any Option or the exercise thereof; and to make all other determinations necessary or advisable for the administration of the Plan.
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     3.   Participants.  The Committee may, from time to time, select particular full-time employees and key advisors, including directors, of the Company, or of any subsidiary of the Company, to whom Options are to be granted, and upon the grant of such Options, the selected employees and key advisors shall become Participants in the Plan. As used herein, the term "Participant" means an employee or key advisor who accepts an Option, or the estate, personal representative or beneficiary thereof having the right to exercise an Option pursuant to its terms.

     4. Shares Subject to the Plan. The shares of Common Stock subject to Options granted pursuant to the Plan shall be either shares of authorized but unissued Common Stock or shares of Common Stock reacquired by the Company. The maximum aggregate number of shares of Common Stock that may be issued from time to time pursuant to the Plan shall be 4,610,000. Shares that by reason of the expiration of an Option, or for any other reason, are no longer subject to purchase pursuant to an Option granted under the Plan, and shares from time to time rendered in payment of the exercise price of Options, may be made subject to additional Options granted pursuant to the Plan. The Committee may adjust the number of shares available for Options, the number of shares subject to and the exercise price of Options granted hereunder to effect a change in capitalization of the Company, such as a stock dividend, stock split, reverse stock split, share combination, exchange of shares, merger, consolidation, reorganization, liquidation, or the like, of or by the Company.

     5. Grant of Options. Options granted hereunder shall be evidenced by written stock option agreements containing such terms and provisions as are recommended and approved from time to time by the Committee, but subject to and not more favorable than the terms of the Plan. The Committee may from time to time require additional terms which the Committee deems necessary or advisable. The Company shall execute stock option agreements upon instruction from the Committee.

     6. Amount of Stock Subject to Options. The number of shares of Common Stock subject to an Option to be granted to a Participant shall be determined by the Committee in its sole discretion.

     7. Option Exercise Price. The purchase price of Common Stock subject to an Option shall be determined by the Committee on the date of grant and may be equal to, less than or greater than the fair market value of the Common Stock on the date of grant.

     8. Restrictions. The Committee may, but need not, at the time of granting of an Option or at any subsequent time impose such restrictions, if any, on issuance, voluntary disposition and release from escrow of any Options including, without limitation, permitting exercise of Options only in installments over a period of years.

     9. Payment. Full payment for Common Stock purchased upon the exercise of an Option shall be made at the time of exercise. No Common Stock shall be issued until full payment has been made and a Participant shall have none of the rights of a shareholder until shares of Common Stock are issued to him. Any federal, state or local taxes required to be paid

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or withheld at the time of exercise shall also be paid or withheld in full prior to any delivery of shares of Common Stock upon exercise. Payment may be made in cash, in shares of Common Stock then owned by the Participant, or in any other form of valid consideration, or a combination of any of the foregoing, as required by the Committee in its discretion. Shares of Common Stock tendered in payment of the exercise price of any Options may be reissued to the Participant who tendered the shares of Common Stock as part of the shares of Common Stock issuable upon exercise of other Options granted from time to time pursuant to the Plan.

     10. Transferability of Options. Options granted under the Plan may be transferred by the holder thereof upon five days prior written notice to the Company.

     11. Time of Granting of an Option. The grant of an Option pursuant to the Plan shall be deemed to have occurred when the Stock Option Committee shall have adopted a resolution approving such grant.

     12. Rights in Event of Death or Disability of Participant. The Committee shall have discretion to include in each Option agreement such provisions regarding exercisability of the Options following the death or disability of the Participant as it, in its sole discretion, deems to be appropriate.

     13. Stock Purchased for Investment. At the discretion of the Committee, any Option agreement may provide that the Option holder shall, by accepting an Option, represent and agree on behalf of himself and his transferees by will or the laws of descent and distribution that all shares of Common Stock purchased upon the exercise of the Option will be acquired for investment and not for resale or distribution, and that upon each exercise of any portion of an Option, the person entitled to exercise the same shall furnish evidence satisfactory to the Company (including a written and signed representation) to the effect that the shares of Common Stock are being acquired in good faith and for investment and not for resale or distribution.

     14. Termination of Option Rights and Awards. The Committee may provide in each Option agreement for the circumstances under which Options granted hereunder may terminate for any reason that the Committee, in its sole discretion, deems to be appropriate.

     15. Amendment or Discontinuation. The Plan may be amended, altered or discontinued by the Board without approval of the stockholders. In the event any law, or any rule or regulation issued or promulgated by the Internal Revenue Service, Securities and Exchange Commission, National Association of Securities Dealers, Inc., any stock exchange upon which the Common Stock is listed for trading or other governmental or quasi-governmental agency having jurisdiction over the Company, its Common Stock or the Plan requires the Plan to be amended, the Plan will be amended at that time and all Options then outstanding will be subject to such amendment.

     16. Employment. This Plan and any Option granted under this Plan do not confer upon the Participant any right to be employed or to continue employment with the Company.

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     17.  No Obligation to Exercise Option.  The granting of an Option pursuant to the Plan shall not impose any obligation upon the Participant to exercise such Option.

     18. Termination. Unless sooner terminated by action of the Board, the Plan shall terminate on March 31, 2002, and no Options may be granted pursuant to the Plan after such date.

     19. Use of Proceeds. The proceeds derived from the sale of stock pursuant to Options granted under the Plan shall constitute general funds of the Company.

     20. Effective Date of the Plan. The Plan, as originally adopted, was effective as of the first day of April, 1992. The Plan, as amended and restated, shall be effective as of the 30th day of November, 1994.


                                       STERLING SOFTWARE, INC.



Dated:  As of November 30, 1994        By:  /s/ Sterling L. Williams
                                          --------------------------------------
                                               Sterling L. Williams
                                                  President and
                                             Chief Executive Officer

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